EXHIBIT 9.1

                    PORTFOLIO SUPPORT AND LICENSE AGREEMENT

     This Agreement, dated as of August 27, 2019, is made by and between Ned Davis Research, Inc, a Florida corporation ("Consultant/Licensor"), and Guggenheim Funds Distributor, LLC., ("GFD" or "Licensee") as sponsor to, NDR Thematic Opportunities Portfolio, Series 9 (the "Trust").

                                    RECITALS

     A. Consultant/Licensor is an investment adviser federally registered or exempt under the Investment Advisers Act of 1940, as amended.

     B. GFD sponsors, underwrites and distributes a wide array of unit investment trusts ("UITs").

     C. Consultant/Licensor has developed an investment strategy (which includes without limitation selection criteria and methodology) set forth in Schedule A (the "Strategy"), and Consultant/Licensor owns rights in and to the Strategy and the proprietary data relating to the Strategy (such rights, including without limitation, copyright, trademark and proprietary rights and trade secrets, being hereinafter collectively referred to as the "Intellectual Property").

     D. The parties desire to enter into an agreement whereby
Consultant/Licensor, shall provide to GFD a list of securities selected in accordance with the Strategy (any securities selected in accordance with the Strategy are referred to herein as "Appropriate Securities") for deposit by GFD, in its discretion, into the Trust.

     E. Consultant/Licensor uses in commerce and has trade name, trademark and/or service mark rights to the marks set forth in Schedule B (such rights are individually and collectively referred to herein as the "Marks").

     F. Licensee wishes to use the Strategy, Intellectual Property and the Marks in connection with the Trust.

     The parties agree as follows:

     1. Consultant/Licensor Services.

     (a) Selection of Securities. Prior to 12:00 p.m. (C.S.T.) on the third business day before August 27, 2019 (such prior day being the "Target Date"), Consultant/Licensor shall provide GFD with a list of Appropriate Securities for deposit by GFD, in its sole discretion, into the Trust. If Consultant/Licensor fails to provide GFD with a list of Appropriate Securities prior to 12:00 p.m. on the Target Date: (i) Consultant/Licensor shall be liable (and shall promptly pay) for any costs and expenses incurred by GFD and the Trust resulting from such delay and (ii) the Portfolio Fee and the License Fee set forth in Section 4, below, shall each be reduced by one (1) basis point for each 24-hour period of delay following 12:00 p.m. on the Target Date. The date that the Appropriate Securities are deposited is referred to herein as the "Deposit Date". GFD shall provide to Consultant/Licensor the registration statement relating to the Trust (the "Registration Statement"). Consultant/Licensor hereby covenants, represents and warrants that, as of any Trust's Deposit Date, any list of Appropriate Securities furnished pursuant to this Agreement shall be appropriate for inclusion in such Trust based on the investment objectives and criteria set forth in the Trust's Registration Statement. Consultant/Licensor further covenants, represents and warrants that: (i) as of the Trust's Deposit Date, the Appropriate Securities and any consultation it provides with respect to the Trust will be consistent, and not conflict, with that provided to other Consultant/Licensor clients with similar investment objectives and strategies and a substantially similar investment program; (ii) the Appropriate Securities shall be selected based on a completely objective, verifiable and non-discretionary strategy; (iii) the historical performance results of securities selected pursuant to the Strategy will be based on all of the components of the Strategy; and (iv) Consultant/Licensor shall not tamper with such results on a historical or "going forward" basis.

     (b) Consultation. Consultant/Licensor shall:

               (i) upon GFD's reasonable request, provide GFD with information about the Appropriate Securities as reasonably necessary for use by GFD in preparing and updating Registration Statement disclosures and marketing materials for the Trust; and

               (ii) promptly review for accuracy and completeness information provided and disclosures made in the Registration Statement for the Trust in which the Appropriate Securities are deposited.

     (c) Key Personnel and Standard of Performance. Consultant/Licensor represents and warrants that: (i) the services will be performed with that degree of skill and care generally observed by companies performing the same or similar services and (ii) the services will be provided in compliance with all applicable statutes, acts, ordinances, laws, rules, regulations, codes and standards.

     (d) Non-disclosure. Neither Consultant/Licensor nor any if its officers, directors, employees, members or agents shall disclose in any manner any information concerning the Trust, including any Appropriate Securities, prior to the Trust's Deposit Date.

     2. Grant of License.

     (a) Grant. Subject to the terms and conditions of this Agreement, Consultant/Licensor hereby grants to the Licensee a non-transferable (except as otherwise provided herein), license to use and refer to the Consultant/Licensor Marks, Strategy and Intellectual Property (i) in connection with the creation, issuance, sale, marketing and promotion of the Trust in order to indicate (x) that the securities included in the Trust are determined through the use of the Strategy, (y) the historical performance of the Strategy, and (z) that Consultant/Licensor is the source of the Strategy; (ii) as may otherwise be required by applicable laws, rules or regulations and court orders or under this Agreement; and (iii) in the name of the Trust (collectively, the "License").

     (b) Scope. Consultant/Licensor agrees that no person or entity (including without limitation, the Trust) other than the Licensee shall need to obtain a License in connection with the creation, issuance, sale, marketing and promotion of the Trust and that Licensee has the right to sublicense the License to the Trust or other appropriate party if necessary or helpful in achieving the intent of this Agreement.

     (c) Ownership and Retention of Rights. The Licensee acknowledges that the Strategy and the Consultant/Licensor Marks are the exclusive property of Consultant/Licensor and that Consultant/Licensor has and retains all Intellectual Property rights therein. Except as otherwise specifically provided herein, Consultant/Licensor reserves all rights to the Strategy and the Consultant/Licensor Marks, and this Agreement shall not be construed to transfer to the Licensee any ownership right to, or equity interest in, any of the Strategy or the Consultant/Licensor Marks, or in any Intellectual Property or other proprietary rights pertaining thereto.

     (d) Duty to Maintain. During the term of this Agreement, Consultant/Licensor shall use its best efforts to maintain in full force and effect U.S. federal registrations for the Consultant/Licensor Marks.

     3. Term. The term of this Agreement shall commence as of the date set forth above and shall remain in full force and effect until the termination of the Trust.

     4. Fees. As consideration for the services and license granted herein, GFD shall pay to Consultant/ Licensor the following fees (which fees are Trust costs that GFD expects the Trust to reimburse pursuant to the applicable Trust Indenture):

     (a) a portfolio consulting fee equal to seven basis points (0.07%) of the aggregate daily liquidation value of transactional sales (specifically excluding fee-based sales) made during the primary offering period of the Trust (the "Portfolio Fee"); and

     (b) a license fee equal to seven basis points (0.07 of the aggregate daily liquidation value of transactional sales (specifically excluding fee-based sales) made during the primary offering period of the Trust (the "License Fee").

The Portfolio Fee and License Fee shall be paid on a one-time basis on or before the 15th day of the second month after the close of the primary offering period. Consultant/Licensor acknowledges that (a) GFD may at any time determine that it does not wish to go forward with a primary offering of the Trust and, if it so determines, GFD shall not be responsible for the payment of any Portfolio Fee or License Fee under this Agreement, (b) GFD may delay the Deposit Date in its discretion, and (c) GFD has full authority to determine the length of any offering period, and may shorten or lengthen such offering period for any reason in its sole discretion.

     5. Relationship of the Parties. This Agreement shall not be deemed to create any partnership or joint venture between GFD and Consultant/Licensor, and the services provided by Consultant/Licensor shall be as an independent contractor and not as an employee or agent of GFD. Consultant/Licensor shall have no authority whatsoever to bind GFD on any agreement or obligation. Consultant/Licensor agrees that it shall not hold itself out as an employee or agent of GFD.

     6. Confidentiality. A party may obtain proprietary, non-public information concerning the other party ("Confidential Information") during the term of this Agreement. Each party shall keep the other party's Confidential Information confidential and shall not use such information in any manner except as required to perform its obligations hereunder. In no event shall the following information be deemed a disclosing party's Confidential Information: (a) information that is or becomes generally available to the public other than as a result of disclosure by the receiving party; (b) information that was within the receiving party's possession prior to its being furnished by the disclosing party; (c) information that becomes available to the receiving party from a third party who is not, to the receiving party's knowledge, bound by an obligation of confidentiality to the disclosing party and (d) information that is independently developed by the receiving party without the receiving party violating its obligations under this agreement. Notwithstanding the above, a receiving party may disclose the disclosing party's confidential Information to the receiving party's existing and potential affiliates and its and their respective employees, agents, advisors, directors and officers (collectively, "Representatives"), provided, however, such Representatives are made aware of this Agreement and agree to comply with the terms of this Agreement as if they were parties hereto. Each party acknowledges that a breach of this Section would cause permanent and irreparable damage for which money damages would be an inadequate remedy. Therefore, each party shall be entitled to seek equitable relief in the event of any breach of the provisions of this Section in addition to all other remedies available at law or in equity.

     7. Indemnification. Each party shall defend, indemnify and hold harmless the other party from any and all liabilities, losses, damages, costs and expenses (including reasonable attorneys' fees) which the other party suffers by reason of any claims, demands, actions or suits brought by a third party arising from the other party's (a) failure to comply with this Agreement or (b) breach of a representation or warranty contained in this Agreement.

     8. Limitation of Liability. Neither party shall be liable to the other party for any liabilities, damages, costs and expenses except for those resulting from the other party's breach of a representation or warranty contained in this Agreement, gross negligence or willful misfeasance. Notwithstanding the above, in no event shall either party be liable to the other party for any punitive, special, indirect, consequential, incidental or similar damages or losses, regardless of how such damages or losses arise. Nothing in this paragraph is intended to limit a party's right to indemnification under
Section 7.

     9. Representations and Warranties.

     (a) GFD. Guggenheim represents, warrants and covenants that it is a limited liability company duly formed, existing and in good standing under the laws of the state of Delaware, with full right, power and authority to enter into and perform this Agreement, and the execution and performance of this Agreement does not conflict with or violate any agreement to which it is a party, any court order to which it is subject, or its governing documents.

     (b) Consultant/Licensor. Consultant/Licensor represents, warrants and covenants that it is a corporation duly formed, existing and in good standing under the laws of the state of its incorporation, with full right, power and authority to enter into and perform this Agreement, and the execution and performance of this Agreement does not conflict with or violate any agreement to which it is a party, any court order to which it is subject, or any of its organizational documents. Consultant/Licensor further represents, warrants and covenants that it is an investment adviser federally registered or exempt from registration under the Investment Advisers Act of 1940, as amended, and any applicable state statutes, (iii) the Strategy, Intellectual Property and Consultant/Licensor Marks are the exclusive property of Consultant/Licensor and
(iv) neither the selection of Appropriate Securities pursuant to the Strategy nor the Intellectual Property or the License granted pursuant to this Agreement infringes or otherwise violates any third-party's intellectual property rights or other proprietary rights.

     10. Miscellaneous.

     (a) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Illinois without giving effect to any conflict of laws principles.

     (b) Arbitration. Except as to any matter as to which the parties may seek equitable relief, any dispute arising out of this Agreement shall be settled by arbitration in accordance with the Rules of the American Arbitration Association. Any such arbitration shall be held in the city of Chicago, in the State of Illinois. The arbitrator of any such controversy shall not have the authority to modify or alter any express condition or provision of this Agreement. Any arbitration award rendered under this Section shall be final and binding, and judgment may be entered on the award in any court of competent jurisdiction.

     (c) Entire Agreement. This Agreement, including the Appendices and Schedules hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements relating to the subject matter hereof.

     (d) Assignment. Consultant/Licensor shall not assign any rights or delegate any obligations under this Agreement without the prior written consent of GFD, which consent shall not be unreasonably withheld. Any assignment in violation of this provision shall be void. GFD may assign its rights and obligations under this Agreement to any successor in interest to all or substantially all of GFD's assets. This Agreement shall be binding upon the heirs, successors, legal representatives and permitted assigns of the parties.

     (e) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

     (f) Survival. The provisions of Sections 6, 7, 8, 10(a), 10(b), and 10(f) shall survive the termination of this Agreement.

                            [Signature Page Follows]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

                                                             CONSULTANT/LICENSOR

                                                          By /s/ Robert Schuster
                                                          ----------------------
                                                           Name: Robert Schuster
                                                          Title: Senior Director



                            GUGGENHEIM FUNDS DISTRIBUTOR, LLC. AS SPONSOR OF THE
                                                                           TRUST

                                                          By /s/ Dennis Dunleavy
                                                          ----------------------
                                                           Name: Dennis Dunleavy
                                                        Title: Managing Director


                                   SCHEDULE A
                                  THE STRATEGY

                              Investment Objective

The Thematic Opportunities Trust seeks to maximize total return primarily through capital appreciation.

                         Principal Investment Strategy

The trust seeks to achieve its investment objective by investing in a portfolio of U.S.- listed common stocks that may be in a position to take advantage of current thematic opportunities. The sponsor has partnered with Ned Davis Research, Inc. ("NDR") as portfolio consultant. NDR will identify investment themes and suggest securities for the portfolio that it believes possess the potential to benefit from the investment themes and market conditions as of the security selection date.

An investment theme is a market idea that has the potential of selecting securities of companies that may be poised to outperform the broader market. The investment themes will be specific and constant within the trust, as selected on the security selection date. The inspiration for a theme may be drawn from any number of professional disciplines. NDR regularly publishes investment research across a broad spectrum of asset classes, markets, geographies and industries. The themes that emerge from this research become the building blocks for the thematic opportunities. The themes are selected by (in decreasing order of importance):

     o    Likelihood of success/outperformance

     o    Time horizon that most closely matches that of the trust

     o    Diversification and interaction (correlation) with the other themes

The U.S.-listed common stocks held by the trust may include common stocks of U.S. and non-U.S. companies. The trust may invest in issuers of any market capitalization. There can be no assurance that any security held by the trust will benefit directly from a current thematic opportunity or that the trust will meet its objective.

                               Security Selection

Security Selection

NDR begins the security selection process by identifying current market themes that its strategists believe may outperform the broader market over the term of the trust. These themes are picked by NDR macroeconomic and equity strategists from a larger pool of NDR strategists' themes.

The themes selected by NDR for this trust are:

[NDR to provide themes for this trust under a separate cover.]

NDR then employs multiple processes designed to select specific securities that it believes will benefit more than other securities if one or more of the investment themes play out as predicted. NDR's primary method of identifying the relevant securities to represent the theme(s) is by using the industry classification of the individual securities. Since most stocks can be classified by the industry in which they operate, NDR aligns the theme with the relevant industry(s). This selection is made by both qualitative (categorization) and quantitative (correlations of securities with industry(s)) criteria.

The sectors/industries that NDR believes may benefit from the investment themes are:

[NDR to provide sectors for this trust under a separate cover.]

Once the favored industries have been identified, NDR reduces the broader universe down to the final recommended 40 securities using the criteria below. NDR analysts utilize fundamental, technical, and/or macroeconomic factors to rank the filtered securities.

     o Fundamental factors pertain to the economics of the specific business and are typically drawn from the financial statements (i.e., income statement, balance sheet, etc.). Some common factors are, but are not limited to, earnings growth, dividend payout ratio and debt/equity ratio.

     o Technical factors pertain to the trading of the security in the capital markets. Technical factors are used to evaluate the supply and demand for the security. Some common factors are, but are not limited to, price momentum, mean reversion or level of volume of shares traded.

     o Macroeconomic factors pertain to the broader economy in which a security trades. These are factors which influence the environment in which a business operates. Some common factors are, but are not limited to, interest rates, the level of employment and fiscal/monetary policy.

For purposes of selecting securities for the trust, NDR focuses on two factor groups:

     o Quality. Examples include, but are not limited to, stocks with lower price/earnings multiples, higher earnings growth, stable cash flows and positive momentum.

     o Relevant economic cycle: stock performance varies across the business/market cycle. An example could be selecting higher beta (or volatile) stocks during the earlier portion of an economic recovery or bull market. NDR applies these processes against the universe of liquid, U.S.-listed common stocks that trade on the NYSE, NASDAQ or AMEX stock exchanges. American depositary receipts and global depositary receipts are not eligible for inclusion in the portfolio. NDR ranks each security that passed the theme/industry filters according to quality and relevant economic cycle. For example, a stock with a lower price/earnings ratio would receive a higher score because a lower price/earnings ratio suggests a better value. For the relevant economic cycle example, if the markets were in the early stages of a bull market, a stock with a higher beta (relative to other securities) may receive a higher score. NDR combines these factor scores for each stock and selects the 40 highest-ranked stocks for recommendation for inclusion in the trust. NDR uses the strength of the factor score/rank to determine initial recommended weightings in the portfolio by having a higher score equal a larger weight. Finally, after completing this initial portfolio selection process, NDR reviews and evaluates the selected stocks and determines their final recommended weighting in the trust with the assistance of a statistical risk analysis process. The risk analysis process identifies the risk that can be reduced through diversification and determines the optimal weights for each recommended security in the trust.

                                   SCHEDULE B

                           CONSULTANT/LICENSOR MARKS

                                      NDR